Exhibit 10.6

CYBER-ARK SOFTWARE LTD.

(The “Company”)

2001 SECTION 102 STOCK OPTION PLAN

(the “Plan”)

1.	Purpose

The Plan is intended to provide a method whereby employees (including officers and directors who are employees) of the Company may be offered an opportunity to acquire Ordinary Shares, par value NIS 0.01 (“Ordinary Shares” or “Shares”) of the Company, in order to increase their proprietary interests in the Company and their incentive to remain in and advance in the employ of the Company.

Accordingly, the Company may, from time to time, grant restricted employee stock options (“Employee Stock Options”) for the purchase of Ordinary Shares of the Company on the terms and conditions hereinafter established, to such employees as may be selected in the manner hereinafter provided. Such Option Agreements may differ among recipients. Employee Stock Options and the Shares issuable thereunder shall be held in escrow for the benefit of such employees by or in the name of an escrow agent approved for such purposes by the Israel Income Tax Authority (the “Escrow Agent”), as set forth herein.

Employee Stock Options are referred to herein as “Option(s)”, Stock Option Agreements as “Option Agreements” and the Shares acquired pursuant to an Option Agreement as “Exercised Shares”. Recipient/s of Options under this Plan are herein referred to as “Optionee” or “Optionees”.

2.	Application of Section 102 of the Income Tax Ordinance

(a)	The provisions governing the exemption of tax for options granted or shares issued to employees as embodied in Section 102 of the Israeli Income Tax Ordinance (New Version) and its regulations, as amended from time to time (the “Ordinance”), and the Income Tax Rules (Tax Benefits in Stock Issuance to Workers) 5349-1989, as amended from time to time (the “Rules”), shall apply to the Plan, the Options and the Purchased Shares. The Escrow Agent and each employee participating in this Plan shall comply with the Ordinance and Rules and with the Escrow Agreement entered into between the Company and the Escrow Agent.

(b)

The Option or the Exercised Shares, as the case may be, shall be held by the Escrow Agent for at least two years from the date of the grant of the Option, or for a different minimum escrow period required under the Ordinance if Section 102(a)(2) of the Ordinance is amended (such minimum escrow period, as shall be from time to time, shall hereinafter be referred to as the “Minimum Holding Period”). Subject to any additional period agreed to under the Option Agreement, the Escrow Agent may release the Options or Exercised Shares to the employee only after (i) the receipt by the Escrow Agent of an acknowledgment from the Income Tax Authority that the employee has paid any applicable tax due pursuant to the Ordinance and the Rules, or (ii) the Escrow Agent withholds any applicable tax due pursuant to the Ordinance and Rules.

(c)	No Optionee participating in this Plan shall claim an exemption from Israeli tax pursuant to part E of the Ordinance or Section 95 or Section 97(a) of the Ordinance in connection with a transfer by such Optionee of an Option prior to the end of the “Holding Period” as defined in Rule 1(i) of the Rules.

(d)	Each participating Optionee shall be obligated to immediately notify the Company and the Escrow Agent of his request, if any, to the Income Tax Authority pursuant to Rule 6(b) of the Rules in the event the Exercised Shares underlying the Options are registered on any stock exchange. Nothing herein shall obligate the Company to register its shares or any portion of its shares on a stock exchange.

(e)	In the event a share dividend (bonus shares) is declared by the Company, such dividend shares with respect of the Option shall be subject to the provisions of Sections 2 and 7 and the holding period for such dividend shares shall be measured from the commencement of the holding period for the relevant Option.

(f)	The exemption under Section 102 of the Ordinance shall be forfeited and the Optionee shall be required to pay any applicable tax promptly at such time as: (i) the Optionee’s employment is terminated during the Minimum Holding Period (other than because of death or some other reason acceptable to the Income Tax Authority); (ii) the Company or the Optionee fails to comply with one or more other conditions for the exemption as required by the Ordinance, Rules or Income Tax Authority; or (iii) the Income Tax Authority withdraws or cancels the exemption for the Plan or the particular Optionee. Notwithstanding the loss of an exemption, the Escrow Agent shall continue to hold the Option (to the extent the Option remains exercisable following termination of employment) for the remainder of the applicable holding period under Section 102 of the Ordinance.

3.	Administration

The Plan shall be administered by a Stock Option Committee (the “Committee”) appointed by the Board of Directors of the Company. The Committee shall consist of no fewer than two members who may also be members of the Board of Directors of the Company. Subject to the terms and conditions of the Plan, all applicable laws and relevant commitments of the Company, the Committee shall have full and maximum authority in its discretion, from time to time, and at any time, to grant, or recommend to the Board of Directors of the Company, as applicable, the employees to whom Options shall be granted, to determine or recommend the number of shares to be covered by each Option, the time at which the Option shall be granted, the terms and conditions of Option Agreements, and, except as hereinafter provided, the purchase price of Option, the term during which the Options may be exercised, and to authorize the shares allotment pursuant to the exercise of the options.

The Board of Directors of the Company may at any time appoint or remove members of the Committee and may fill vacancies, however caused, in the Committee. The

Committee shall select one of its members as its Chairman, and shall hold its meetings at such time and place as it shall deem advisable. All actions of the Committee shall be taken by a majority of its members and can be taken by written consent in lieu of a meeting. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

4.	Interpretation and Amendment

The interpretation, construction or determination of any provisions of the Plan by the Committee or the Board of Directors of the Company shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

The Board of Directors may, at any time, amend, alter, suspend or terminate the Plan; provided, however, that any such action shall not adversely affect any Options granted under the Plan.

5.	Participants

Options may be granted pursuant to the Plan solely to employees of the Company or any subsidiary of the Company (including employees who are also directors or officers of the Company or any subsidiary of the Company) (recipients of stock options under this Plan are herein referred to as “Optionee” or “Optionees”).

Receipt of Options under this Plan or under any other stock option plan maintained by the Company shall not, for that reason, preclude an Optionee from receiving Options under the Plan, provided however, that no Optionee shall be granted an Option if prior to the grant or as a result of the exercise of the Option, such Optionee would hold, directly or indirectly in his name or with a relative as defined in the Ordinance (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” or (v) the right to appoint a director, all as defined in section 32(9) of the Ordinance.

6.	Shares Subject to the Plan

(a)	The number of Shares which may be issued and sold pursuant to the Plan shall be determined from time to time by the Board of Directors of the Company.

(b)	The Escrow Agent shall vote any Exercised Shares in accordance with the directions of the Board of Directors of the Company. The Escrow Agent will have no rights to equity participation as to Exercised Shares held in escrow except as otherwise specified by the Board of Directors.

(c)	In the event the employee’s rights do not vest in the Options, such options may be reissued under the Plan.

7.	Adjustment Provisions for Recapitalizations and Related Transactions

(a)	General. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the number of outstanding Shares of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under the Plan, (y) the number and kind of shares or other securities subject to any then outstanding Options under the Plan, and (z) the exercise price for each share subject to any then outstanding Options under the Plan, without changing the aggregate purchase price as to which such Options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 7 if such adjustment would cause the Plan to fail to comply with Section 102 of the Ordinance. If this Section 7 applies and Section 8 also applies to the same event, then Section 8 shall be applicable to such event and this Section 7 shall not be applicable.

(b)	Board Authority to Make Adjustments. Any adjustments under this Section 7 will be made by the Board of Directors of the Company, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

8.	Merger, Consolidation, Asset Sale, Liquidation, etc.

(a)	General. Upon the occurrence of an Acquisition Event (as defined below) the Board of Directors of the Company shall take any one or more of the following actions with respect of the then outstanding options: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for the Options shall meet the requirements of Section 102 of the Ordinance, (ii) upon written notice to the Optionees, provide that all the then unexercised options will become exercisable in full as of a specified time (the “Acceleration Time”) prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Optionees between the Acceleration Time and the consummation of such Acquisition Event, (iii) in the event of a merger under the terms of which holders of outstanding Ordinary Shares of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the “Merger Price”), make or provide for a cash payment to the Optionees equal to the difference between (A) the Merger Price times the number of shares of Ordinary Shares subject to such outstanding options (whether or not then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options, or (iv) upon written notice to the Optionees, provide that all the then vested and unvested outstanding options will terminate immediately prior to the consummation of such Acquisition Event, and to the extent the vested Options shall have not been exercised prior to the Acquisition Event, all such Options shall become null and void at the consummation of such Acquisition Event.

Notwithstanding the above, the Company, by the Committee, may provide in the Option Agreement itself the action/s to be taken with respect to the outstanding options at the time of an Acquisition Event from the actions listed above. In such a case, the Board of Directors shall not be entitled to take a different action at the Acquisition Event with respect of such options without the consent of the Optionee.

An “Acquisition Event” shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation, (b) any sale of all or substantially all of the assets of the Company, or (c) the complete liquidation of the Company.

(b)	Substitute Options. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. the Company may direct that substitute options be granted on such terms and conditions as the Board of Directors of the Company considers appropriate in the circumstances.

9.	Terms and Conditions of Options and Purchase Agreements

Options shall be in such form and on such terms as the Committee shall, from time to time, approve, but subject, nevertheless, to the following terms and conditions:

(a)	The Option Agreement shall state the total number of Shares to which it relates and no fractional shares shall be issued.

(b)	The exercise price per Share shall be determined by the Board of Directors or the Committee, and such price shall be set forth in the Option Agreement.

(c)	Notwithstanding any other provision of the Plan, the term of an Option shall be for a period of not more than ten (10) years from the date such Option is granted.

(d)	Notwithstanding any other provisions of the Plan, the Escrow Agent shall hold the Option, in favor of an employee or his successors or heirs for at least the Minimum Holding Period of the Option or such longer period as may be required for the full exercise of the Option as provided under the Option Agreement or Purchase Agreement.

(e)	The Option Agreement shall state the time or times at which it may be exercised in whole or in part and such terms shall be incorporated into and be made a part of the Option Agreement.

(f)	The Options granted under the Plan shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated, except as provided in this Plan and restrictions against disposition shall lapse and the employee’s interest therein shall vest as set forth in the Option Agreement.

(g)	All tax liabilities (as may apply from time to time) in connection with the grant and/or exercise of the Options, will be born by the Optionee, and the Optionee will be solely liable for all such taxes.

10.	Limitations on the Purchased or Exercised Shares

The Option Agreement may provide certain limitations with respect of voting and/or transferring the Exercised Shares, as determined by the Board of Directors of the Company from time to time at its exclusive discretion.

11.	Termination of Employment

Subject to the provisions of the Plan, the Option Agreement shall specify the extent to which the Option may be exercised following (i) the termination of the optionee’s employment or other relationship with the Company or its parent or any subsidiary, or (ii) the death or disability of the optionee. Such periods shall be set forth in the agreement evidencing such option. Employment shall not be deemed to be terminated because an optionee is transferred from one of the Company, its parent, or any subsidiary to another one of the Company, its parent, or any subsidiary.

Notwithstanding the foregoing, any termination of employment prior to the expiration of the Minimum Holding Period required under Section 102 of the Ordinance and Rules may subject the employee to forfeiture of the tax benefits available under Section 102 of the Ordinance.

12.	Death

Subject to Section 10 above and to the provisions of Section 102 of the Ordinance, the Option Agreement may provide that if the Optionee shall die while in the employ of the Company, his estate, personal representative or beneficiary as determined be a competent court shall have the right to exercise the Option granted to the Optionee with respect of the total number of shares as to which the Optionee would have been entitled to exercise at the date of his death in accordance with Section 102 of the Ordinance and under the same terms and conditions stated in the Option Agreement and within a time period defined therein.

13.	Non Transferability

Options are not assignable or transferable, except by will or the laws of descent and distribution to the extent set forth in Section 12 above. During the Optionee’s lifetime the Options may be exercised only by the Optionee.

14.	Exercise of Options

An Optionee electing to exercise an Option shall give written notice to the Company to that effect. Such notice will identify the number and part of options to be exercised, will be signed by Optionee along with full payment for the option as specified in Section 16 (b) below. Upon the receipt of the exercise price as above mentioned the Company shall notify the Escrow Agent who shall then act in accordance with Section 2(b) above, the Company shall deliver to the Escrow Agent or the option holder the exercised shares.

Subject to Section 10 above and as may otherwise be set forth in the Option Agreement, an Optionee shall have no rights of a stockholder with respect to Exercised Shares until the issuance to him of a stock certificate representing the Exercised Shares.

15.	Written Option Agreement

Option Agreements shall be in writing, duly executed and delivered by or on behalf of the Company and the employee, and shall contain such terms and conditions as the Committee deems advisable. If case of any conflict between the terms and conditions of any Option Agreement and those of the Plan, the terms and conditions of the Plan shall take precedence and prevail. Such option Agreements may differ among recipients.

16.	Payment

(a)	The Optionee shall waive a portion of his salary payment in consideration for the Option.

(b)	The option exercise price shall be payable in cash or by certified check or, at the discretion of the Committee, by paying in cash, at the minimum, the par value of the Shares being acquired or by any other means agreed upon, at the discretion of the Committee. Conversion of NIS into foreign currency shall be according to the official rate of exchange on the date of payment.

17.	Restrictions on Issuing Shares

The exercise of each Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise by any securities exchange or under any national or applicable law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or purchase of shares pursuant thereto, then such exercise or issuance of Shares shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

18.	Shares Subject To Right of First Refusal

(a)	Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Optionees shall have a right of first refusal in relation with any sale of the Exercised Shares.

(b)	Until such time as the Company shall effectuate an IPO or an Acquisition Event, the sale of Exercised Shares by the Optionee shall be subject to a right of first refusal, as set forth in the Articles of Association of the Company and/or in the Option Agreement.

19.	Term of Plan

The Plan shall terminate ten (10) years after its adoption by the Board of Directors, and no Option shall be granted pursuant to the Plan after that date.

20.	Application of Funds

The proceeds received by the Company from the sale of Shares pursuant to the exercise of Options granted under the Plan will be used for general corporate purposes.

21.	Obligation to Exercise Option

The granting of an Option shall impose no obligation on the option holder to exercise such option.

22.	Continuance of Employment

Neither the Plan nor any Option Agreement shall impose any obligation on the Company to continue the employment of any Optionee, and nothing in the Plan or in any Option Agreement shall confer upon any holder any right to continue in the employment of the Company or conflict with the right of either to terminate such employment at any time.

23.	Effectiveness of the Plan

The Plan shall become effective on the date of its adoption by the Board of Directors, but subject, nevertheless, to such approvals as may be required by any public authorities, including but not limited to the Income Tax Authority.

24.	Liability, Indemnification and Termination of Escrow Agent

In no event except in case of gross negligence by the Escrow Agent, shall the Escrow Agent be liable to the Company and/or any participant of the Plan and/or any third party (including but not limited to the income tax authorities and any other governmental or administrative authority, or to a purchaser of shares from any participant of the Plan) with respect to any act which has been or will be carried out and/or any opinion which has been or will be given in relation to the Plan, its execution and any matter connected thereto or arising therefrom. The Company will not, and the participant will be required to covenant upon signing the Option Agreement that he/she will not, make any claim against the Escrow Agent in any manner whatsoever; The Company and the participant expressly agree that if the Escrow Agent is sued by any of them, then the Escrow Agent shall be entitled by virtue of this Section to dismiss of the action filed against it, with costs. The Company covenants and agrees that if an action is commenced by any third party against the Escrow Agent in connection with the Plan, it shall agree to participate in such an action, whether as a defendant or as a third party, as the case may be, and any judgement or expense decided by the court against the Escrow Agent will be paid by the Company.

The Company further covenants and any participant will be required to covenant to indemnify the Escrow Agent against any liability in relation to any claim and/or demand made against the Escrow Agent by any person whatsoever, including the tax authorities, in relation to its acts or omissions in connection with the Plan.

Subject to ninety (90) days prior written notice, each of the Company or the Escrow Agent shall be entitled to notify the other of its intention to terminate this trusteeship with respect to the Plan. Within the aforementioned notice period, the Company shall nominate a new Escrow Agent for the Plan, and shall then notify the existing Escrow Agent and the tax authority of the new escrow agent’s identity. The existing Escrow Agent shall then transfer its obligations under the Plan to the new escrow agent. The Company and/or the participants shall have no claim against the Escrow Agent under such circumstances, and the Company and/or the participants shall take all necessary actions in order to facilitate such transfer.